PROSPECTUS and	PRICING SUPPLEMENT NO. 22
PROSPECTUS SUPPLEMENT, each	Dated October 9, 2012
Dated April 21, 2011	Registration Statement No. 333-173672
Filed Pursuant to Rule 424(b)(2)

U.S. $6,950,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES E

Due from 9 Months to 30 Years from Date of Issue

$500,000,000 Floating-Rate Senior Notes Due October 8, 2014

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422ERX9/US24422ERX93

Date of Issue:	October 12, 2012

Maturity Date:	October 8, 2014

Principal Amount:	$500,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Reuters Page LIBOR01)

Index Maturity:	3 Month

Spread:	LIBOR + 10 bps

Initial Interest Determination Date:	October 10, 2012

Day Count Convention:	Actual/360, Adjusted

Interest Reset Dates:	Quarterly on the 8th (or next Business Day) of January, April, July and October commencing January 8, 2013

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 8th (or next Business Day) of January, April, July and October commencing January 8, 2013

Interest Payment Date Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Price to Public:	100.000%

Plan of Distribution:

Name	Principal Amount Of Notes
Citigroup Global Markets Inc.	$150,000,000.00
Goldman, Sachs & Co.	150,000,000.00
Merrill Lynch, Pierce, Fenner & Smith Incorporated	150,000,000.00
Mitsubishi UFJ Securities (USA), Inc.	16,667,000.00
RBC Capital Markets, LLC	16,667,000.00
The Williams Capital Group, L.P.	16,666,000.00
Total	$500,000,000.00

The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.900% plus accrued interest from October 12, 2012 if settlement occurs after that date.